Exhibit 10.46

[Idenix Letterhead]

September 9, 2013

David Standring

205 Gun Hill Street

Milton, MA 02186

Dear David:

As we have discussed, your employment with Idenix Pharmaceuticals, Inc. (“Idenix” or the “Company”) will end on September 9, 2013. The Company will provide you with the severance benefits described in paragraph 2 below if you sign and return this letter agreement (the “Agreement”) to me on or before October 25th, 2013 (i.e. within 45 days from your receipt of this Agreement) — but no earlier than the close of business on September 9, 2013, and the Agreement becomes binding between you and the Company.

By timely signing and returning this Agreement and not revoking your acceptance, you will be entering into a binding agreement with the Company and will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in paragraph 3. Therefore, you are advised to consult with an attorney before signing this Agreement and you have been given up to forty-five (45) days to do so. If you sign this Agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it by notifying me in writing. If you do not so revoke, this Agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this Agreement in a timely manner as set forth above, or if you timely revoke your acceptance in writing, you shall not receive any of the severance payments or benefits under your restated employment letter dated as of December 9, 2010 (the “Employment Letter”) from the Company. Whether or not this Agreement becomes effective, you will receive payment on your Termination Date, as defined herein, for (i) your final wages and (ii) any unused vacation time accrued through the Termination Date. You may also, if eligible, elect to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. Please consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits. Except as provided for herein, all other benefits and all unvested stock rights will be cancelled on the Termination Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this Agreement and do not revoke it in writing within the seven (7) day period.

1.	Termination Date — Your effective date of termination from the Company is September 9, 2013 (the “Termination Date”). As of the Termination Date, all salary payments from the Company will cease and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices will terminate, except as required by federal or state law.

Description of Severance Benefits — If you timely sign and return this Agreement and do not revoke your acceptance, the Company will provide the severance benefits in accordance with Section 7 of your Employment Letter with the Company dated December 9, 2010 (the “Severance Benefits”). The Company shall pay any severance pay in one lump sum cash payment (pursuant to the Employment Letter) on the first payroll following the date that is six months after the Termination Date.

In addition, outplacement services will be arranged for you for up to 6 months. The use of the outplacement services must occur within the 12-week period following your Termination Date. The cost of these outplacement services will be paid by the Company.

2.	You will not be eligible for, nor shall you have a right to receive, any payments or benefits from the Company following the Termination Date other than as described in this paragraph 2.

3.

Release — In consideration of the Severance Benefits, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Wage Payment Act, M.G.L. c. 149, § 148 et seq. (the Massachusetts law regarding payment of wages), the Massachusetts Minimum Fair Wages Act, Mass. Gen. Laws ch. 151, § 1 et seq. (the Massachusetts law regarding minimum wages and overtime), the Massachusetts Maternity Leave Act, Mass. Gen.

Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, you are not releasing (i) any claims that cannot be waived by law, (ii) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time, or (iii) any claims relating to your rights as an equity holder of the Company.

4.	Post-Separation Obligations — You acknowledge and reaffirm your obligation to keep confidential and not to disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. Your further acknowledge and reaffirm your obligations under Sections 11 and 12 of the Employment Letter, which remain in full force and effect and the Employment Letter is fully incorporated herein by reference. You further agree that you will, at the Company’s request, promptly execute a written assignment of title for any development required to be assigned by the Employment Letter, and perform all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in any such developments, including without limitation executing declarations, affidavits, etc. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure your signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any development, whether due to my mental or physical incapacity or any other cause, you hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as your agent and attorney-in-fact, to undertake such acts in your name as if executed and delivered by you, and you waive and quitclaim to the Company any and all claims of any nature whatsoever that you may now have or may later have for infringement of any intellectual property rights in the Development. The Company or its representative will compensate you $350.00 an hour for time you actually spend at the Company’s request on such assistance at any time following the Termination Date.

5.	Non-Disparagement — You understand and agree that, in consideration of the Severance Benefits, you shall not make any false, disparaging or derogatory statements to any person or entity, including, without limitation, any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company, regarding the Company or any of its directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition; provided, however, that nothing herein shall be construed as preventing you from making truthful disclosures to any governmental entity or in any litigation or arbitration or as otherwise required by applicable law.

6.	Cooperation — To the full extent permitted by law, you agree to cooperate with the Company in the defense or prosecution of any claims or actions which already have been brought, are currently pending, or which may be brought in the future against or on behalf of the Company, whether before a state or federal court, any state or federal government agency, a mediator or arbitrator, U.S. or foreign patent office, or foreign court or tribunal (“Litigation Assistance Services”). The Company or its representative will pay you $350.00 per hour as a consultant for provision of Litigation Assistance Services. The Company or its representative shall reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this section. Your full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare its claims or defenses, to prepare for trial or discovery or an administrative hearing or a mediation or arbitration, to act as a witness, prepare affidavits, declarations or otherwise provide assistance, when requested by the Company at reasonable times. You agree that you will notify the Company promptly in the event that you are served with a subpoena or in the event that you are asked to provide a third party with information concerning any actual or potential complaint or claim against the Company.

7.	Return of Company Property — You represent and confirm that you have returned to the Company all Company-owned property in your possession or control, including, without limitation, all keys, files, documents and records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification and Company vehicles, and that you have left intact all electronic Company documents, including, without limitation, those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, without limitation, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.

8.	Business Expenses and Compensation — You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including, without limitation, payment for all wages, bonuses, commissions and accrued, unused vacation time, and that no other compensation is owed to you.

9.	Amendment and Waiver — This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

10.	Validity — Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

11.	Confidentiality — To the extent permitted by law, you understand and agree that as a condition of the severance benefits herein described, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except to the extent required by federal or state law, or as otherwise agreed to in writing by the Company. Additionally, the Company may make such disclosure as part of its filings pursuant to the federal securities regulations.

12.	Tax Provision — In connection with the Severance Benefits to be provided to you pursuant to this Agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such Severance Benefits under applicable law. You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the Severance Benefits.

13.	Compliance with Section 409A — The severance payment and benefits shall be subject to and compliant with any requirements provided under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Company shall have no liability to you or any other person if the payments and benefits provided that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

14.	Nature of Agreement — You understand and agree that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

15.

Eligibility for Severance Program. Attached to this Agreement as Attachment A is a description of (i) any class, unit or group of individuals covered by the program of severance benefits which the Company has offered to you, and any applicable time limits regarding such severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such severance benefit program.

16.	Acknowledgments — You acknowledge that you have been given at least forty-five (45) days to consider this Agreement, including Attachment A, and that the Company advised you to consult with an attorney of your own choosing prior to signing this Agreement. To the extent that you sign this Agreement within less than forty-five (45) days, you acknowledge that such decision was entirely voluntary and that you had a full forty-five (45) days in which to consider the Agreement. You understand that you may revoke this Agreement for a period of seven (7) days after you sign this Agreement by notifying me in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this Agreement, you are waiving any and all rights or claims you might have under The Age Discrimination in Employment Act (the “ADEA”),, as amended by The Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled. You also understand that this Agreement has no effect on any rights or claims under the ADEA arising after the date that you sign this Agreement.

17.	Voluntary Assent — You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Agreement, and that you fully understand the meaning and intent of this Agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this Agreement, including Attachment A, with an attorney. You further state and represent that you have carefully read this Agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.	Applicable Law — This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.

19.	Entire Agreement — This Agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 herein.

If you have any questions about the matters covered in this Agreement, please call me at (617) 995-9884.

Very truly yours,

IDENIX PHARMACEUTICALS, INC.

By:	/s/ Paul Fanning
Paul Fanning
Senior Vice President, Human Resources

I hereby agree to the terms and conditions set forth above and in Attachment A. I have been given at least forty-five (45) days to consider this Agreement (including Attachment A) and I have chosen to execute this on the date below. I intend that this Agreement become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days. I further understand that if I do revoke my acceptance of the Agreement within the time allotted, it shall be void, and I shall not receive any of the benefits described in paragraph 2.

/s/David Standring	Date November 8, 2013
David Standring

To be returned by October 25th, 2013 but no earlier than the close of business on September 9th, 2013.

ATTACHMENT A

OLDER WORKERS BENEFIT PROTECTION ACT

NOTICE TO EMPLOYEES

As a result of the Company’s reorganization of its Executive Staff due to business conditions, your employment with the Company is being terminated and you have been selected to receive an offer of severance benefits in exchange for signing a release and waiver of claims. Employees were selected for termination and eligibility for this severance program based on the Company’s decision to eliminate certain positions as part of its restructuring efforts based on a variety of factors, including the Company’s assessment of its need for particular skill sets, relative and absolute performance, and the Company’s projection of its other future business needs.

In connection with the severance program, you are being provided with information as to: (i) any class, unit or group of individuals terminated and covered by such program, any eligibility factors for such termination and, therefore, eligibility for such program, and any time limits applicable to such program; and (ii) the job title and ages of all individuals terminated and, therefore, eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not terminated and, therefore, are not eligible or selected for the program.

All persons in your Department who are being terminated in connection with this reduction in force have been selected for the program and their job titles and ages have been indicated in the chart below. The job titles and ages of individuals in your Department who were not selected for the program are also indicated in the below chart.

Class/Unit/ Department	Job Title and Ages of Employees Selected	Job Title and Ages of Employees Not Selected
CEO Executive Staff	EVP and CSO (62)

Sr. Vice President & General Counsel (43)

Sr. Vice President, CFO & Treasurer (35)

Vice President, Corporate & Business Development (43)

EVP, Clinical Development & CMO (59)

Sr. Vice President, Human Resources (55)

Vice President, Chemistry Manufacturing Controls (60)